KPMG LLP
CityPlace II
Hartford, CT 06103-4103




                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Webster Bank:


We consent to the incorporation by reference in the registration statement (No. 33-38286) on Form S-8 of Webster Financial Corporation of our report dated June 16, 2000, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 30 1999 and December 31, 1998 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 30, 1999, and December 31, 1998 and 1997, which report appears in the December 30, 1999 annual report on Form 11-K of the Webster Financial Corporation.


/s/ KPMG LLP


Hartford, Connecticut
June 26, 2000